EXHIBIT 15

                              Acknowledgment Letter

To the Stockholders and Board of Directors
NAC Re Corporation

We are aware of the incorporation by reference in the Registration Statements (Form S-8 No. 33-25585 and Form S-8 No. 33-77494) pertaining to the NAC Re Corp. Employee Stock Purchase Plan, in the Registration Statement (Form S-8 No. 33-27745) pertaining to the NAC Re Corp. 1989 Stock Option Plan, in the Registration Statement (Form S-8 No. 7813) pertaining to the NAC Re Corp. 1985 and 1986 Stock Option Plans, in the Registration Statements (Form S-8 No. 33-22841 and Form S-8 No. 333-03935) pertaining to the NAC Re Corp. Employee Savings Plan, in the Registration Statement (Form S-8 No. 33-34516) pertaining to the NAC Re Corp. Director's Stock Option Plan, in the Registration Statement (Form S-8 No. 33-77492) pertaining to the NAC Re Corp. Director's Stock Option Plan, and in the Registration Statement (Form S-8 No. 33-77114) pertaining to the NAC Re Corp. 1993 Stock Option Plan of our report dated April 22, 1997, relating to the unaudited consolidated interim financial statements of NAC Re Corporation which is included in its Form 10-Q for the quarter ended March 31, 1997.

Pursuant to Rule 436(c) of the Securities Act of 1933, our report is not a part of the registration statement prepared or certified by accountants within the meaning of Sections 7 or 11 of the Securities Act of 1933.



                                                               ERNST & YOUNG LLP

New York, New York
April 22, 1997


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